Exhibit 10.1


                         EXECUTIVE EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into between Steven
R. Morgan ("Executive") and GameStop Corp. (the "Company"), collectively referred to as the "Parties," with an "Effective Date" of Friday December 9, 2005. This Agreement is intended to supersede the Employment Agreement between the Company's subsidiary Electronics Boutique Holdings Corp. and Executive dated as of November 7, 2002 (the "EB Agreement"), as amended by the Amendment to Employment Agreement and Release dated as of October 8, 2005 (the "Amendment"), except as otherwise provided herein.

1. Executive's Position/Duties. During the term of this Agreement, Executive will be employed as the President of the Company, and shall have all of the duties and responsibilities of that position. Executive shall be considered a key employee of the Company and shall be entitled to all the Company benefits afforded to key employees. Executive agrees to dedicate all of his working time (during normal working hours other than during excused absences such as for illness or vacation), skill and attention to the business of the Company, agrees to remain loyal to the Company, and not to engage in any conduct that creates a conflict of interest to, or damages the reputation of, the Company. Executive shall abide by the Company's Code of Ethics and Code of Ethics for Senior Financial Officers. Executive shall relocate from Philadelphia, Pennsylvania to the Company's executive offices in Grapevine, Texas as promptly as possible.

2. Term of Employment. The term of this Agreement shall commence on the Effective Date and will continue until 5:00 p.m. on the first business after the second anniversary of the date of the 2006 Company stock option grant provided for in Section 3.e of this Agreement, unless terminated earlier in accordance with the provisions of this Agreement. At the expiration (but not earlier termination) of the term (including any renewal term), the term of this Agreement shall automatically renew for an additional period of one year, unless either party has given the other party written notice of non-renewal at least six months prior to such expiration.

3. Compensation.

     a. Base Salary. During the term of this Agreement, the Company shall provide Executive with a base salary of no less than four hundred fifty thousand dollars ($450,000.00) per year, paid in accordance with the Company's normal payroll policies ("Base Salary").

     b. Bonuses/Distributions. Each year during the term of this Agreement commencing with the fiscal year beginning on or about January 29, 2006, the Company shall provide Executive with a bonus for such fiscal year based on the formula and targets established for such fiscal year under and in accordance with the Company's Supplemental Compensation Plan (the "Bonus Plan"). Executive may receive additional bonuses at the discretion of the Board of Directors of the Company (the "Board"). Executive's target annual bonus under the Bonus Plan shall be no less than 50% of Base Salary. For the Company's fiscal year ending on or about January 28, 2006, Executive shall be entitled to the annual bonus, if any, earned pursuant to Section 3(a) of the Amendment. In addition, Executive shall be entitled to the Retention Bonus pursuant to Section 3(b) of the Amendment.

     c. Benefits. Executive shall be entitled to all benefits, including, but not limited to, stock and stock option benefits, insurance programs, pension plans, vacation, sick leave, expense accounts, and retirement benefits, as afforded other management personnel or as determined by the Board. This includes retention, payment of premiums, and conversion of co-beneficiary from Electronics Boutique Holdings, Inc. to the Company of the Executive's current life insurance policy. In addition, with respect to Executive's relocation to Grapevine, Texas, Executive shall be entitled to be reimbursed for his relocation expenses in accordance with the Company's current Relocation Policy ("Policy"), provided that, with respect to the Sale of Residence and Purchase of New Residence provision of the Policy, the Policy will only apply to the sale of the Executive's primary residence in Pennsylvania, the purchase of one temporary residence in Texas and the purchase of one primary residence in Texas. With respect to Transportation of Household Goods, the Policy will apply to an initial transportation of personal items to the temporary residence to a limit of 3,000 lbs. and a second transportation of household goods from the primary Pennsylvania residence to the primary Texas residence. In addition to the Pre-Moving Expenses provision of the Policy, for the period commencing February 1, 2006 and ending at the earlier of (i) the date that Executive ceases employment with the Company for any reason,(ii) the date Executive's spouse relocates to Texas, or (iii) December 31, 2007, Executive will be reimbursed for two round-trip first class airfares, per month for flights between Texas and Philadelphia, provided that such tickets are purchased sufficiently in advance of the flight dates to obtain the best available rates and conform to the requirements of the Company travel policies.

     d. Expenses. The Company shall reimburse Executive for reasonable expenses incurred in the performance of his duties and services hereunder and in furtherance of the business of the Company, in accordance with the policies and procedures established by the Company.

     e. Stock Options. Within three months following the Effective Date, Executive shall receive a stock option grant of 120,000 shares of Company Class A common stock having a per share exercise price equal to fair market value as of the date of grant, such options to vest in equal annual installments on the first, second and third anniversaries of the grant date and to expire on or about the tenth anniversary of the grant date. Such option grant shall be made under and in accordance with, and shall be subject to the terms and conditions of, the Company's existing Incentive Plan.

4. Termination of Employment. Executive's employment with the Company may be terminated as follows:

     a. Death. In the event of Executive's death, Executive's employment will be terminated immediately.

     b. Disability. In the event of Executive's Disability, as defined below, Executive's employment will be terminated immediately. "Disability" shall mean a written determination by a physician mutually agreeable to the Company and Executive (or, in the event of Executive's total physical or mental disability, Executive's legal representative) that Executive is physically or mentally unable to perform his duties of President under this Agreement and that such

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disability can reasonably be expected to continue for a period of six consecutive months or for shorter periods aggregating 180 days in any 12-month period.

     c. Termination by the Company for Cause. The Company shall be entitled to terminate Executive's employment at any time if it has "Cause," which shall mean any of the following: (i) conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or dishonesty; (ii) willful misconduct that results in a material and demonstrable damage to the business or reputation of the Company; (iii) breach by Executive of any of the covenants contained in Sections 7, 9(c), 9(d) or 9(e) below; or (iv) willful refusal by Executive to perform his obligations under this Agreement or the lawful direction of the Board that is not the result of Executive's death, Disability, physical incapacity or Executive's termination of the Agreement, and that is not corrected within thirty (30) days following written notice thereof to Executive by the Company, such notice to state with specificity the nature of the willful refusal.

     d. Without Cause. Either the Company or Executive may terminate Executive's employment at any time without cause upon written notice.

     e. Termination by Executive with Good Reason. Executive shall be entitled to terminate his employment within 12 months after any of the following events (each of which shall constitute "Good Reason"):

          (i)  a "Change in Control" of the Company, as defined below;

          (ii) a reduction in Executive's compensation or a material reduction in Executive's benefits;

          (iii) a material reduction in his responsibilities for the Company; or

          (iv) other than the relocation to Grapevine, Texas, the Company requires Executive to move to another location of the Company or any affiliate of the Company and the distance between Executive's former residence and new job site is at least 50 miles greater than the distance between Executive's former residence and former job site.

     "Change in Control" of the Company shall be deemed to have occurred if:

          (i) any Person becomes the "beneficial owner" (as defined in Rule 13d-3 or otherwise under the Securities Exchange Act of 1934, as amended (the "Act")), directly or indirectly (including as provided in Rule 13d-3(d)(1) of the Act), of greater than fifty percent (50%) by vote of the voting stock of the Company following any disposition, transaction, transfer or otherwise, including by judgment or decree or otherwise, without the prior written consent of Executive. "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency, or

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               political subdivision thereof) or any other entity or any
               successor or assign to any of the foregoing, and in the case of this clause (i), a "Person" shall not be deemed to include a Person (i) a majority of whose board of directors immediately following such disposition, transaction, transfer or otherwise is comprised of individuals constituting the Board immediately prior to such disposition, transaction, transfer or otherwise or (ii) for which a majority of the outstanding shares of such Person immediately following such disposition, transaction, transfer or otherwise are held by the stockholders of the Company immediately prior to such disposition, transaction, transfer or otherwise;

          (ii) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof. Any Person becoming a member of the Board subsequent to such date whose election, or nomination for election, is, at any time, approved by a vote of at least a majority of the members comprising the Incumbent Board shall be considered as though he were a member of the Incumbent Board;

          (iii) the Company consummates a transaction, whether through a merger, asset sale, reorganization or otherwise, which results in (i) any Person, or Persons acting as group for purposes of Section 13(d)(3) of the Act, holding at any time after such combination, greater than fifty percent (50%) by vote of the voting stock of the surviving entity, determined by reference to the voting stock of the surviving entity, (ii) the sale, lease or other transfer or disposition of all or substantially all of the assets of the Company, in any such case, where the buyer or surviving entity in such transaction is not controlled by the Company, or (iii) the Board as of the date immediately before such combination, constituting less than a majority of the Board of Directors of the combined entity; or

          (iv) the Incumbent Board determines that, following the date of this Agreement, a Person who is neither a stockholder of the Company nor a member of the Incumbent Board has obtained the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract or otherwise.

5. Compensation and Benefits Upon Termination.

     a. If Executive's employment is terminated by reason of death or Disability, the Company shall pay Executive's Base Salary, in accordance with the payroll policies of the Company, through the date of Executive's death or Disability (in the event of Executive's death, the payments will be made to Executive's beneficiaries or legal representatives).

     b. If Executive's employment is terminated by Executive without Good Reason or by the Company for Cause, the Company will pay to Executive all Base Salary, at the rate then in

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effect, through the date of Executive's termination of active employment.

     c. If, during the term of this Agreement, Executive terminates his employment for Good Reason, or the Company terminates Executive's employment without Cause, the Company will pay to Executive all compensation under this Agreement, at the rate then in effect, through the date of Executive's termination, and the following paragraphs (i) through (vi) shall apply:

          (i) Base Salary and Payment Schedule. The Company shall pay Executive an amount equal to the greater of: (A) Executive's Base Salary otherwise payable through the term of this Agreement; or (B) Executive's Base Salary for one year. Such payment shall be made to Executive in a lump sum within 30 days following the date of Executive's termination of employment.

          (ii) Bonus. The Company shall pay Executive an amount equal to the average of the Executive's last three (3) gross annual bonuses multiplied by the greater of (A) one or (B) the number of years (including any fraction thereof) otherwise remaining through the term of this Agreement. Such payment shall be made to Executive in a lump sum within 30 days following the date of Executive's termination of employment.

          (iii) Medical Benefits. Upon Executive's termination, Executive will be eligible to elect individual and dependent continuation group health and (if applicable) dental coverage, as provided under
               Section 4980B(f) of the Internal Revenue Code ("COBRA"), for the maximum COBRA coverage period available, subject to all conditions and limitations (including payment of premiums and cancellation of coverage upon obtaining duplicate coverage or Medicare entitlement). If Executive or one or more of Executive's covered dependents elects COBRA coverage, then the Company shall pay the cost of the COBRA coverage for the eighteen (18) month period following Executive's termination date. Executive (or dependents, as applicable) shall be responsible for paying the full cost of the COBRA coverage (including the two percentage administrative charge) after the earlier of (A) the expiration of eighteen months following Executive's termination date, or (B) eligibility for coverage under another employer's medical plan.

          (iv) Vacation. Executive shall be entitled to a payment attributable to Base Salary for unused vacation accrued. Such payment shall be made to Executive in a lump sum within 30 days following the date of Executive's termination of employment.

          (v) Cancellation of Restrictions. The obligations of Executive under Sections 9(c), 9(d) and 9(e) below shall be immediately terminated and cancelled and be of no further force or effect.

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          (vi) Section 280G Limitation. Notwithstanding anything to the contrary contained herein, the maximum amount payable pursuant to this
               Section 5(c) shall be the maximum amount payable to Executive without triggering an excise tax under Section 280G of the Internal Revenue Code of 1986, as amended, or any successor provision thereto.

6. Stock and Options.

     Release of Stock Restrictions. The Company hereby agrees and acknowledges that in the event of (i) Executive's death or Disability, or (ii) upon the Company's termination of Executive's employment without Cause or Executive's termination of his employment for Good Reason or (iii) the Company's election not to renew the term of this Agreement such that the term does not continue for at least three years and one business day after the Effective Date (assuming, in the case of this clause (iii) that Executive has not done anything that constitutes the basis for a termination for "Cause"), then all restrictions imposed by the Company with respect to all shares of stock and all stock options issued to Executive during his employment with the Company shall lapse and be of no further force or effect. The Company hereby further agrees and acknowledges that all shares of stock issued to Executive have been or will be registered under the Securities Act of 1933, as amended (the "Securities Act"). The Company further agrees to use all best efforts to deliver to Executive as soon as is practicable, certificates registered in Executive's name evidencing all previously unvested shares, which stock certificates shall contain no restrictive legend except as may be required under the Securities Act.

7. Confidentiality/Settlement of Existing Rights.

     a. In order to induce Executive to enter into this Agreement, and in order to enable Executive to provide services on behalf of the Company, during the term of this Agreement, the Company will provide Executive with access to certain trade secrets and confidential or proprietary information belonging to the Company, which may include, but is not limited to, the identities, customs, and preferences of the Company's existing and prospective clients, customers, tenants or vendors; the identities and skills of the Company's employees; the Company's methods, procedures, analytical techniques, and models used in providing products and services, and in pricing or estimating the cost of such products and services; the Company's financial data, business and marketing plans, projections and strategies; customer lists and data; tenant lists and data, vendor lists and data; training manuals, policy manuals, and quality control manuals; software programs and information systems; and other information relating to the development, marketing, and provision of the Company's products, services, and systems (i.e., "Confidential Information"). Executive acknowledges that this Confidential Information constitutes valuable, special and unique property of the Company.

     b. Executive agrees that, except as may be necessary in the ordinary course of performing his duties under this Agreement, Executive shall not, without prior express written consent of the Company (i) use such Confidential Information for Executive's own benefit or for the benefit of another; or (ii) disclose, directly or indirectly, such Confidential Information to any person, firm, corporation, partnership, association, or other entity (except for authorized

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personnel of the Company) at any time prior or subsequent to the termination or expiration of this Agreement.

     c. By this Agreement, the Company is providing Executive with rights that Executive did not previously have. In exchange for the foregoing and the additional terms agreed to in this Agreement, Executive agrees that all Company Proprietary and Confidential Information learned or developed by Executive during past employment with the Company and all goodwill developed with the Company's clients, customers and other business contacts by Executive during past employment with the Company is now the exclusive property of the Company, and will be used only for the benefit of the Company, whether previously so agreed or not. Executive expressly waives and releases any claim or allegation that he should be able to use client and customer goodwill, specialized Company training, or Confidential Information, that was previously received or developed by Executive while working for the Company for the benefit of any competing person or entity.

8. Return of Company Property. Executive acknowledges that all memoranda, notes, correspondence, databases, discs, records, reports, manuals, books, papers, letters, CD Roms, keys, passwords and access codes, client/customer/vendor/supplier profile data, contracts, orders, and lists, software programs, information and records, and other documentation (whether in draft or final form) relating to the Company's business, and any and all other documents containing Confidential Information furnished to Executive by any representative of the Company or otherwise acquired or developed by him in connection with his association with the Company (collectively, "Recipient Materials") shall at all times be the property of the Company. Within twenty-four (24) hours of the termination of his relationship with the Company, Executive promises to return to the Company any Recipient Materials that are in his possession, custody or control, regardless of whether such Materials are located in Executive's office, automobile, or home or on Executive's business or personal computers. Executive also shall authorize and permit the Company to inspect all computer drives used or maintained by Executive during his employment or consulting at the Company and, if necessary, to permit the Company to delete any Recipient Materials or Proprietary Information contained on such drives.

9. Protective Covenants. Executive agrees that the following covenants are reasonable and necessary agreements for the protection of the business interests covered in the fully enforceable, ancillary agreements set forth in this
Agreement:

     a. Definitions. "Competing Business" means any person or entity that provides services or products that would compete with or displace any services or products sold or being developed for sale by the Company during the term of this Agreement, or engages in any other activities so similar in nature or purpose to those of the Company that they would displace business opportunities or customers of the Company.

     b. Recordkeeping and Handling of Covered Items. Executive agrees to keep and maintain current written records of all customer contacts, inventions, enhancement, and plans he develops regarding matters that are within the scope of the Company's business operations or that relate to research and development on behalf of the Company, and agrees to maintain any records necessary to inform the Company of such business opportunities. All Company

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Information and other Company documents and materials maintained or entrusted to
Executive shall remain the exclusive property of the Company at all times; such materials shall, together with all copies thereof, be returned and delivered to the Company by Executive immediately without demand, upon termination of Executive's relationship with the Company, and shall be returned at a prior time if the Company so demands.

     c. No Interference with Employee/Independent Contractor Relationships. Executive agrees that, except as otherwise provided herein, through the later of
(i) the expiration (but not earlier termination) of the two-year term (or any one-year renewal term) of this Agreement or (ii) one year after Executive's employment with the Company ceases, Executive will not, either directly or indirectly, participate in recruiting or hiring away any employees or independent contractors of the Company, or encourage or induce any employees, agents, independent contractors or investors of the Company to terminate their relationship with the Company, unless given the prior written consent of the Board to do so.

     d. No Interference with Client/Customer Relationships. Executive agrees that, except as otherwise provided herein, through the later of (i) the expiration (but not earlier termination) of the two-year term (or any one-year renewal term) of this Agreement or (ii) one year after Executive's employment with the Company ceases, Executive will not induce or attempt to induce any client or customer of the Company to diminish, curtail, divert, or cancel its business relationship with the Company. This paragraph is geographically limited to the United States. Executive may not avoid the purpose and intent of this paragraph by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

     e. No Unfair Competition. Executive agrees that, except as otherwise provided herein, through the later of (i) the expiration (but not earlier termination) of the two-year term (or any one-year renewal term) of this Agreement or (ii) one year after Executive's employment with the Company ceases, Executive will not participate in, work for, or assist a Competing Business in any capacity (as owner, employee, consultant, contractor, officer, director, lender, investor, agent, or otherwise), unless given the prior written consent of the Board to do so. This restriction is limited to the Untied States, which the parties stipulate is a reasonable geographic area because of the scope of the Company's operations and Executive's activities. This paragraph creates a narrowly tailored advance approval requirement in order to avoid unfair competition and irreparable harm to the Company and is not intended or to be construed as a general restraint from engaging in a lawful profession or a general covenant against competition, and is ancillary to the Company's agreement contained herein to employ Executive for a definite term. Nothing herein will prohibit ownership of less than 5% of the publicly traded capital stock of a corporation so long as this is not a controlling interest, or ownership of mutual fund investments. Executive may not avoid the purpose and intent of this paragraph by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods. Executive acknowledges and agrees that this subsection e is reasonable and necessary to protect the trade secrets, confidential information and goodwill of the Company.

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     f. Remedies. In the event of breach or threatened breach by Executive of any provision of Section 9 hereof, the Company shall be entitled to (i) injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction; (ii) recovery of all attorneys' fees and costs incurred by the Company in obtaining such relief; and (iii) any other legal and equitable relief to which may be entitled, including, without limitation, any and all monetary damages that the Company may incur as a result of said breach or threatened breach, in each case without the necessity of posting any bond. The Company may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.

     h. Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should Executive later challenge any provision as unclear, unenforceable or inapplicable to any competitive activity that Executive intends to engage in, Executive will first notify the Company in writing and meet with a Company representative and a neutral mediator (if the Company elects to retain one at its expense) to discuss resolution of any disputes between the parties. Executive will provide this notification at least fourteen (14) days before Executive engages in any activity on behalf of a Competing Business or engages in other activity that could foreseeably fall within a questioned restriction. The failure to comply with this requirement shall waive Executive's right to challenge the reasonable scope, clarity, applicability, or enforceability of the Agreement and its restrictions at a later time. All rights of both parties will be preserved if the Early Resolution Conference requirement is complied with even if no agreement is reached in the conference.

10. Merger or Acquisition Disposition and Assignment. In the event the Company should consolidate, or merge into another entity, or transfer all or substantially all of its assets or operations to another Person, or divide its assets or operations among a number of entities, this Agreement shall continue in full force and effect with regard to the surviving entity and may be assigned by the Company if necessary to achieve this purpose. Executive's obligations under this Agreement are personal in nature and may not be assigned by Executive to another Person.

11. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date deposited in a receptacle maintained by the United States Postal Service for such purpose, postage prepaid, by certified mail, return receipt requested, or by express mail or overnight courier, addressed to the address indicated under the signature block for that party provided below. Either party may designate a different address by providing written notice of a new address to the other party.

12. Severability. If any provision contained in this Agreement is determined to be void, illegal or unenforceable by a court of competent jurisdiction, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision that was determined to be void, illegal, or unenforceable had not been contained herein. In making any

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such determination, the determining court shall deem any such provision to be modified so as to give it the maximum effect permitted by applicable law.

13. Waiver, Construction and Modification. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. This Agreement may not be modified, altered or amended except by written agreement of all the parties hereto.

14. Governing Law and Venue. It is the intention of the parties that the laws of the State of Texas should govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto without regard to any contrary conflicts of laws principles. It is stipulated that Texas has a compelling state interest in the subject matter of this Agreement, and that Executive has or will have regular contact with Texas in the performance of this Agreement. The agreed upon venue and personal jurisdiction for the parties on any claims or disputes under this Agreement is Dallas County, Texas.

15. Representation of Executive. Executive hereby represents and warrants to the Company that Executive has not previously assumed any obligations that would prevent him from accepting, retaining and/or engaging in full employment with the Company, or which Executive could violate in the ordinary course of his duties for the Company. Further, Executive hereby represents and warrants to the Company that Executive has not previously assumed any obligations that are inconsistent with those contained in this Agreement, and that he will not use, disclose, or otherwise rely upon any confidential information or trade secrets derived from any previous employment, if Executive has any, in the performance of his duties on behalf of the Company. Further, Executive acknowledges that he has read and is fully familiar with the terms of this Agreement, has had a reasonable opportunity to consider this Agreement and to seek legal counsel, and after such review, Executive stipulates that the promises made by him in this Agreement are not greater than necessary for the protection of the Company's good will and other legitimate business interests and do not create undue hardship for Executive or the public.

16. Complete Agreement. Except as otherwise provided herein, this Agreement contains the complete agreement and understanding concerning the employment arrangement between Executive and the Company and any of its subsidiaries or affiliates and will supersede all other agreements, understandings or commitments between such parties as to such subject matter, including without limitation the EB Agreement and the Amendment. The parties agree that neither of them has made any representations concerning the subject matter of this Agreement except such representations as are specifically set forth herein. The parties agree that, except as specifically contemplated by this Agreement, this Agreement supersedes any other agreement, plan or arrangement that may now exist that may otherwise apply to or include Executive regarding employment, compensation, bonus, severance or retention benefits, that any such agreements, plans or arrangements are hereby terminated with respect to Executive and that none of the Company nor any subsidiary or affiliate of the Company will have any liability or obligation to Executive, his heirs, successors or beneficiaries with respect to the existence or termination of any such agreements, plans or arrangements, notwithstanding the terms of any of them. The parties agree that in their entirety, Sections 3, 4, 5, 6 and 8 of the Amendment shall survive this Agreement and shall remain in full force and effect and be unaffected by the terms

                                      -10-

hereof, and that Section 2(a)(ii) of the Amendment is hereby amended such that the period for which automobile use and payments will be provided is the fourteen-month period commencing February 2006, and, as so amended, shall remain in full force and effect.

17. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, its successors, legal representatives and assigns, and upon Executive, his heirs, executors, administrators, representatives and assigns. It is specifically agreed that upon the occurrence of any of the events specified in Section 10 above, the provisions of this Employment Agreement shall be binding upon and inure to the benefit of and be assumed by any surviving or resulting Person or any such Person to which such assets shall be transferred.

18. Captions. The Section and other headings used in this Agreement are for the convenience of the parties only, are not substantive and shall not affect the meaning or interpretation of any provision of this Agreement.

19. Counterparts. This Agreement may be signed in counterparts, which together shall constitute one and the same agreement.

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

IN WITNESS WHEREOF, the parties agree to each of the foregoing terms.

EXECUTIVE:


/s/ Steven R. Morgan
-------------------------------------
Steven R. Morgan

Address:  c/o GameStop Corp.
          625 Westport Pkwy.
          Grapevine, TX 76051


THE COMPANY:

GAMESTOP CORP.


By:    /s/ David W. Carlson
       ------------------------------
Name:  David W. Carlson
       ------------------------------
Title: Executive Vice President
       ------------------------------
         and Chief Financial Officer
       ------------------------------

Address:  GameStop Corp.
          2250 William D. Tate Ave.
          Grapevine, TX 76051

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